EXHIIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in the registration statement of Diversified Senior Services, Inc. on Form SB (FDorm SB, No. 2) of our reports dated August 6, 1997, relating to the consolidated financial statements of Diversified Senior Services, Inc. and Subsidiary and the statements of operations, changes in stockholder's equity (deficit), and cash flows for Residential Properties Management, Inc. appearing in the Information Statement-Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Information Statement-Prospectus.



/S/ THE DANIEL PROFESSIONAL GROUP, INC.


AUGUST 25, 1997
Winston-Salem, North Carolina